EXHIBIT 10.45

SETTLEMENT AND CONSULTING AGREEMENT

September 27, 2004

Mr. Raymond Skiptunis

4133 Demoline Circle

Las Vegas, NV  89141

Dear Ray:

Please consider this letter the basis of the agreement (the “Agreement”) between you and Power Efficiency Corp. (PEC) regarding amounts owed you:

1.               For consulting services

2.               For deferred salary that has not yet been pay

1. Consulting Agreement:

Beginning in September, you agree to provide PEC with services on a month-to-month basis regarding the following items:

a.               Negotiations with approximately 10 former employees regarding back pay PEC owes them, and

b.              Negotiations with creditors to which PEC owes payments.

For these consulting services you will receive $2,000 per month. All payments owed for consulting will be accrued and deferred until PEC closes a financing of at least $1 million (the “Financing”). After the Financing, the monthly consulting payment will be paid at the end of the month in which the consulting is complete.

You and PEC agree that these consulting services will be completed on a month-to-month basis and that PEC reserves the right to terminate this consulting agreement when it needs to. PEC will provide you with as much notice as possible whether it will require these consulting services for each proceeding month.

2. Payment of Amounts Currently Owed to You

PEC currently owes you approximately $43,700 in accrued and unpaid back pay for services rendered and for assistance with PEC’s efforts to raise capital. In lieu of paying you the full amount owed to you in cash, PEC agrees to make the following payments to you for this back pay:

a.               $25,000 promptly after the company closes the Financing, and

b.              36,000 warrants with an exercise price of $0.65 per share. The Warrants will have a term of five years and also provide a “cashless exercise” provision which allows you to convert “value” in the Warrants to common stock which means if you elect to use this provision no cash will be required.

c.               The company also wishes to offer the alternative of a cash settlement for all back wages.  Upon the first month of positive cash flow, the company will develop a payment schedule to satisfy your back wages within 6 months. You will have the option at that time to settle for cash or to use the warrants.  You may choose which alternative makes the most economic sense to you at that time.

By signing this letter in the space provided below, you agree to the terms of this Agreement and that the consideration in #2 above completely fulfills Power Efficiency Corporation’s obligation regarding all amounts owed to you by PEC, excluding amounts for the consulting agreement in #1 above. Furthermore, you agree to the compensation and other terms of the consulting agreement provided above in #1.

Please sign this letter below and send the signed original to me at:

3900 Paradise Road, Suite 283

Las Vegas, Nevada 89109.

Thanks and regards,

/s/ John Lackland

BJ Lackland
Interim CFO
Power Efficiency Corporation

/s/ Raymond Skiptunis	9-30-04
Accepted and Agreed	Date
Raymond Skiptunis